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                                                       BLUE RHINO CORPORATION
                                                       104 CAMBRIDGE PLAZA DRIVE
                                                       WINSTON-SALEM, NC 27104
                                                       (336) 659-6900


AT THE COMPANY:
MARK CASTANEDA
CHIEF FINANCIAL OFFICER
(336) 659-6755


FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 20, 2001


                      BLUE RHINO COMPLETES BANK FINANCING;
                    SECURES $15 MILLION IN SUBORDINATED DEBT


WINSTON-SALEM, N.C., JUNE 20, 2001--BLUE RHINO CORPORATION (NASDAQ: RINO) today announced that it has amended and extended its existing bank facility and closed a $15 million private placement of subordinated debt.

The amended bank facility continues two separate facilities for general corporate purposes--a $38 million revolver and a $3.2 million overline, which was reduced from $10 million. The terms of the revolver and the overline were extended to December 31, 2002 from the current maturity date of November 30, 2001. In addition, covenants were established related to cash flow and certain financial coverage ratios.

The subordinated debt was placed to Allied Capital Corporation (NYSE: ALD). A portion of the $15 million will be used to reduce senior debt and the remainder will be used for transaction expenses and working capital. Interest on the subordinated debt will accrue at the rate of 13 percent per annum and will be payable quarterly until August 31, 2006, the maturity date of the debenture. In addition to the debenture, the company issued to Allied Capital a five-year warrant to purchase shares of Blue Rhino's common stock. Neither the debenture nor the warrant have been or will be registered under the Securities Act of 1933 and neither may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.



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